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EXHIBIT (11) - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE

COMPUTATION OF NET INCOME PER COMMON SHARE
Comerica Incorporated and Subsidiaries

                                            Three Months Ended  Six Months Ended
                                                  June 30,           June 30,
(in millions, except per share data)         2005        2004    2005       2004
-----------------------------------         -----       -----   -----      -----
Basic:
   Net income applicable to common stock    $ 217       $ 192   $ 416      $ 354
                                            =====       =====   =====      =====
   Average common shares outstanding          168         172     168        173
                                            =====       =====   =====      =====
   Basic net income per common share        $1.29       $1.11   $2.47      $2.04
                                            =====       =====   =====      =====

Diluted:
   Net income applicable to common stock    $ 217       $ 192   $ 416      $ 354
                                            =====       =====   =====      =====
   Average common shares outstanding          168         172     168        173
   Nonvested stock                              1           1       1          1
   Common stock equivalent:
     Net effect of the assumed exercise
       of stock options                         1           1       1          1
                                            -----       -----   -----      -----
   Diluted average common shares              170         174     170        175
                                            =====       =====   =====      =====
   Diluted net income per common share      $1.28       $1.10   $2.44      $2.02
                                            =====       =====   =====      =====

      Options to purchase an average 6.2 million and 6.7 million shares of common stock at exercise prices ranging from $56.74 - $71.58 and $53.97 - $71.58 were outstanding during the three months ended June 30, 2005 and 2004, respectively, and options to purchase an average 6.2 million and 6.7 million shares of common stock at exercise prices ranging from $57.15 - $71.58 and $54.95 - $71.58 were outstanding during the six months ended June 30, 2005 and 2004, respectively, but were not included in the computation of diluted net income per common share because the options' exercise prices were greater than the average market price of common shares for the period.